Exhibit 99.1

Chiasma Reports First Quarter 2016 Results

Company Hosting Conference Call at 5:00 p.m. ET Today

WALTHAM, Mass., May 11, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company developing an investigational new drug, Mycapssa™ (octreotide) capsules, for the potential maintenance therapy of adult patients with the orphan disease acromegaly, today provided a corporate update and reported financial results for the first quarter ended March 31, 2016.

“Based on the interest we have seen for an oral somatostatin analog and our clinical data to date, we continue to believe that Mycapssa has the potential to help many patients living with acromegaly,” said Mark Leuchtenberger, president and chief executive officer of Chiasma. “Since receiving a Complete Response Letter from the U.S. Food and Drug Administration (FDA) last month, our team has been working diligently to prepare for an End of Review Meeting with the Agency. At the FDA’s suggestion, we plan to submit a meeting request within the next week, and, if granted, we expect this meeting to take place in the second quarter. Meanwhile, we are currently proceeding as planned with our recently initiated Phase 3 trial in the United States, Europe and certain other countries to support a potential submission to the European Medicines Agency.”

Recent Developments

•	Mycapssa New Drug Application – On the Prescription Drug User Fee Act (PDUFA) date of April 15, 2016, Chiasma received a Complete Response Letter (CRL) from the FDA regarding the company’s New Drug Application (NDA) for Mycapssa for the maintenance treatment of adult patients with acromegaly, indicating that the review cycle for the application was complete and that the application was not ready for approval as submitted. The CRL communicated that the Agency did not believe the company’s application had provided substantial evidence of efficacy to warrant approval and advised that Chiasma would need to conduct another clinical trial in order to overcome this deficiency. The FDA strongly recommended that this be a randomized, double-blind and controlled trial that enrolls patients from the United States and be of sufficiently long duration to ensure that control of disease activity is stable at the time point selected for the primary efficacy assessment. In addition, the FDA advised that, during a recent site inspection, certain deficiencies were conveyed to the representative of one of the company’s suppliers that would need to be resolved before approval.

•	MPOWERED™ Trial – In March 2016, Chiasma initiated its MPOWERED study, the company’s second international Phase 3 clinical trial, to investigate the non-inferiority of octreotide capsules to once-a-month injectable somatostatin analogs. This open-label, randomized, active-controlled trial is designed to support a potential Marketing Authorization Application (MAA) with the European Medicines Agency (EMA). The company currently plans to enroll approximately 150 acromegaly patients in the study at sites in the United States, Europe and certain other countries.

First Quarter 2016 Financial Results

•	R&D Expenses: Research and development expenses were $7.2 million for the quarter ended March 31, 2016, compared to $2.2 million for the same period of 2015. The increase was primarily due to the company’s recently initiated MPOWERED trial, activities associated with manufacturing process validation, and greater salaries and related expenses due to the hiring of research and development employees.

•	Marketing, G&A Expenses: Marketing, general and administrative expenses were $10.0 million for the quarter ended March 31, 2016, compared to $1.9 million for the same period of 2015. The increase was largely due to pre-commercial activities related to octreotide capsules, greater compensation-related expenses associated with the company’s expanded U.S. office as well as increased professional and consulting fees associated with being a public company.

•	Net Loss: For the quarter ended March 31, 2016, Chiasma’s net loss attributable to common stockholders was ($17.2) million, or ($0.71) per basic share, compared to ($4.3) million, or ($59.73) per basic share for the same period of 2015. The basic share amounts outstanding for the quarter ended March 31, 2016 included the shares of common stock that were issued upon conversion of Chiasma’s redeemable preferred stock in connection with the company’s July 2015 initial public offering (IPO). Redeemable preferred stock outstanding was excluded from this calculation in periods before the IPO.

•	Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2016 were $134.3 million, compared to $148.8 million as of December 31, 2015, primarily reflecting the company’s first-quarter operating expenditures.

Financial and Business Outlook

Based upon the company’s prior anticipation of FDA approval of Mycapssa on the PDUFA date, Chiasma had previously said that it expected its total aggregate GAAP research and development and selling, general and administrative expenses for full year 2016 to be in a range of $80 million to $88 million. This planned level of spending was based, in part, upon Chiasma’s plans to initiate its U.S. commercial launch of Mycapssa for adult patients with acromegaly, initiate a clinical trial of octreotide capsules supporting the potential treatment of patients with neuroendocrine tumors in late 2016, and advance its preclinical work to enable the company to announce a second product candidate by the end of 2016. Based on these plans, the company said that it expected its cash would be sufficient to operate its business through at least mid-2017.

Chiasma is currently revisiting all areas of investment and resources in light of the recent receipt of the CRL to potentially enable an overall reduction of its 2016 expenses and an extension of its cash runway beyond mid-2017. The company plans to issue updated guidance regarding its planned product development activities, expenditures and cash forecast after it has met with the FDA, determined its path forward and completed its analysis.

Conference Call Reminder

At 5:00 p.m. Eastern Time today, Chiasma will host a conference call to discuss its first-quarter results and other business updates. Investors can access a live and archived webcast of this call via the News & Investors section of the company’s website, www.ChiasmaPharma.com. Individuals may also participate in the live call via telephone by dialing (877) 317-6789 (domestic) or (412) 317-6789 (international) and may access a teleconference replay for one week by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using confirmation code 10085597.

About Chiasma

Chiasma is dedicated to improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently only available as injections. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter from the U.S. Food and Drug Administration on April 15, 2016 regarding its New Drug Application for Mycapssa. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are trademarks of Chiasma.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s plans to meet with the FDA and the timing of this meeting, its plans to continue the MPOWERED Phase 3 trial, and its planned product development activities, expenditures and cash forecast. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the regulatory review process generally; risks associated with seeking and participating in an End of Review meeting with the FDA; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Chiasma’s dependence on third parties. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 17, 2016 and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended
	March 31, 2016	March 31, 2015
Operating expenses:
Marketing, general and administrative	$9,994	$1,931
Research and development	7,226	2,219

Total operating expenses	17,220	4,150

Loss from operations	(17,220)	(4,150)
Other expense (income), net	(129)	89

Loss before provision for income taxes	(17,091)	(4,239)
Provision for income taxes	89	5

Net loss	(17,180)	(4,244)
Accretion of redeemable convertible preferred stock	—	(98)

Net loss attributable to common stockholders	$(17,180)	$(4,342)

Earnings per share attributable to common stockholders
Basic	$(0.71)	$(59.73)

Diluted	$(0.71)	$(59.73)

Weighted-average shares outstanding:
Basic	24,237,629	72,693

Diluted	24,237,629	72,693

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$39,107	$41,039
Marketable securities	95,192	107,715
Prepaid expenses and other current assets	3,823	2,331
Property and equipment, net	1,744	676
Other assets	1,385	1,347

Total assets	$141,251	$153,108

Accounts payable	$5,336	$157
Accrued expenses	3,902	4,657
Current maturities of long term commitment	1,700	1,700
Long-term liabilities	2,199	3,778

Total liabilities	13,137	10,292
Total stockholders’ equity	128,114	142,816

Total liabilities and stockholders’ equity	$141,251	$153,108

Contacts:

Media:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com

Investors:

Jason Fredette

Chiasma, Inc.

(617) 928-5306

Jason.Fredette@ChiasmaPharma.com